Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan of our reports dated October 26, 2012, with respect to the consolidated financial statements and schedule of Acuity Brands, Inc. and the effectiveness of internal control over financial reporting of Acuity Brands, Inc. included in its Annual Report (Form 10-K) for the year ended August 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

January 11, 2013